EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (July 15, 2008) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $971,000 or $.25 per share ($.24 diluted) for the quarter ended June 30, 2008, representing a $656,000 or 40% decrease, when compared to the $1,627,000 or $.42 per share ($.41 diluted) earned in the second quarter of 2007.  For the first six months of 2008, earnings were $2,494,000 or $.63 per share ($.63 diluted), representing a $902,000 or 27% decrease, when compared to $3,396,000 or $.88 per share ($.86 diluted) earned in the first half of 2007.
The decrease in net income for the six month period ended June 30, 2008, compared to 2007 was primarily the result of two previously disclosed transactions pertaining to the Company’s loan loss provision.  The first was the positive financial impact of a one-time $839,000 pre-tax ($554,000 after-tax) recovery in 2007 of loan losses that were incurred by PeoplesBank during 2002-2003. Due to the adequacy of the Company’s allowance for loan losses in 2007, the full amount of the recovery was recorded as a reduction to the loan loss provision at that time. The second transaction, which occurred in 2008, was an increase in the Company’s provision for loan losses, which reduced second quarter and year-to-date earnings.  The 2008 increase in the provision for loan losses resulted from two different components.  First, some deterioration has been recognized in the value of real estate held as collateral for selected impaired business loan accounts; and secondly, in almost equal proportion, the provision was increased to support strong growth in the Company’s loan portfolio.
On a comparable basis, net income for the six month period ended June 30, 2008 decreased $348,000 or 12% below the same period in 2007 as adjusted ($3,396,000 reported 2007 earnings less $554,000 for the after-tax effect of the loan loss recovery).
“Our nation and the financial services industry are experiencing a difficult economic period right now,” said Larry J. Miller, President and CEO of the Company, “yet we remain confident in our ability to meet the challenges that lie ahead.  Our fundamental business of growing deposits, making loans and providing investment advice to our wealth management clients remains strong.  Our expansion efforts into Hunt Valley, Maryland have exceeded our expectations and we plan to open our newest financial centers in the Hanover (PA) and Bel Air (MD) markets in September and October 2008, respectively.  Opportunity abounds for community financial institutions like PeoplesBank; and by continuing to implement our clearly defined long-range strategic plan, we are optimistic about the future.”
On June 30, 2008, total assets were approximately $637 million, representing a $55 million or 9% increase above June 30, 2007. Asset growth occurred primarily in business and home equity loans, which were funded by strong deposit growth, principally in CDs. Assets under management in the Wealth Management Division of PeoplesBank were approximately $304 million on June 30, 2008; representing a $20 million or 7% increase above June 30, 2007.  Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.
In other news, on July 8, 2008, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.12 per share, payable on or before August 12, 2008 to shareholders of record July 22, 2008.
Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 15 financial centers located throughout York County, Pennsylvania and in Hunt Valley, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest income	$8,877	$9,838	$18,274	$19,044
Interest expense	3,775	4,748	7,731	9,329
Net interest income	5,102	5,090	10,543	9,715
Provision(recovery) loan losses	910	35	1,060	(884)
Noninterest income	1,613	1,375	3,124	2,602
Gain(loss) on sale of securities	123	(7)	123	(7)
Gain on sale of mortgages	108	63	168	157
Noninterest expense	4,841	4,300	9,638	8,756
Income before income taxes	1,195	2,186	3,260	4,595
Income taxes	224	559	766	1,199
Net income	$971	$1,627	$2,494	$3,396
Basic earnings per share	$0.25	$0.42	$0.63	$0.88
Diluted earnings per share	$0.24	$0.41	$0.63	$0.86

Condensed Consolidated Statements of Financial Condition
(in thousands of dollars)

		June 30,	December 31,	June 30,
		2008	2007	2007
Cash and short term investments		$33,626	$39,053	$36,081
Investment securities		77,081	84,369	83,350
Loans		500,068	447,497	437,158
Allowance for loan losses		(4,002)	(3,434)	(3,098)
Premises and equipment, net		10,889	10,252	10,203
Other assets		19,615	16,870	17,992
Total assets		$637,277	$594,607	$581,686

Deposits		$551,251	$511,968	$491,138
Borrowed funds		31,759	30,660	41,224
Other liabilities		4,795	3,564	4,465
Shareholders’ equity		49,472	48,415	44,859
Total liabilities and shareholders' equity		$637,277	$594,607	$581,686

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Selected Financial Data

	Quarterly					Year-to-Date
	2008	2008	2007	2007	2007	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2008	2007
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$971	$1,523	$1,337	$1,641	$1,627	$2,494	$3,396
Basic earnings per share	$0.25	$0.39	$0.34	$0.42	$0.42	$0.63	$0.88
Diluted earnings per share	$0.24	$0.38	$0.34	$0.41	$0.41	$0.63	$0.86
Cash dividends per share	$0.133	$0.133	$0.181	$0.129	$0.123	$0.266	$0.245
Book value per share	$12.44	$12.63	$12.33	$12.07	$11.60	$12.44	$11.60
Average shares outstanding	3,947	3,928	3,922	3,875	3,867	3,937	3,864
Average diluted shares outstanding	3,990	3,979	3,982	3,963	3,963	3,984	3,960

Performance Ratios (%)
Return on average assets	0.63	1.02	0.91	1.12	1.13	0.82	1.20
Return on average equity	7.75	12.49	11.04	14.30	14.45	10.08	15.28
Return on average realized equity (2)	7.89	12.67	11.09	14.14	14.38	10.26	15.19
Net interest margin (3)	3.69	4.07	4.17	4.03	3.91	3.88	3.84
Efficiency ratio (4)	68.7	66.3	67.6	66.4	63.7	67.5	67.8

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (5)
average loans (5)	0.42	(0.01)	(0.02)	0.01	(0.02)	0.21	(0.41)
Allowance for losses to total loans	0.81	0.78	0.77	0.69	0.71	0.81	0.71
Nonperforming assets to total loans
and other real estate	1.84	2.24	2.25	1.02	1.72	1.84	1.72

Capital Ratios (%)
Average equity to average assets	8.12	8.13	8.24	7.86	7.82	8.12	7.86
Tier 1 leverage capital ratio	9.61	9.70	9.84	9.69	9.58	9.61	9.58
Tier 1 risk-based capital ratio	11.23	11.76	12.14	11.95	11.77	11.23	11.77
Total risk-based capital ratio	11.99	12.49	12.86	12.59	12.43	11.99	12.43

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly and year-to-date net loan charge-offs (recoveries) are annualized

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